                             DATED 18 DECEMBER 2001





                          MULLION INTERNATIONAL LIMITED

                                       and

                              ROYAL HOLDINGS, INC.





               --------------------------------------------------

                              AGREEMENT RELATING TO
                          THE SALE AND PURCHASE OF THE
                   ENTIRE ISSUED SHARE CAPITAL OF LMK LIMITED
                    AND SHARES IN THE CAPITAL OF PENHALIGON'S
                  & JEAVONS INVESTMENT CO LIMITED, MULMKION BV
                        AND PENHALIGON'S PACIFIC LIMITED

              -----------------------------------------------------










                    Skadden, Arps, Slate, Meagher & Flom LLP
                                One Canada Square
                                  Canary Wharf
                                     London
                                     E14 5DS





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                                    CONTENTS


 1.    INTERPRETATION................................................................................1
 2.    SALE AND PURCHASE.............................................................................1
 3.    CONSIDERATION.................................................................................1
 4.    CONDITIONS TO COMPLETION......................................................................3
 5.    SELLER'S COVENANTS AND CONDUCT OF THE ACQUIRED BUSINESS BEFORE COMPLETION.....................5
 6.    COMPLETION....................................................................................9
 7.    SELLER'S WARRANTIES..........................................................................10
 8.    PURCHASER'S WARRANTIES.......................................................................11
 9.    PURCHASER'S UNDERTAKINGS AND ACKNOWLEDGEMENT.................................................12
10.      INTRA-GROUP GUARANTEES.....................................................................12
11.      EFFECT OF COMPLETION.......................................................................13
12.      PROTECTION OF GOODWILL.....................................................................13
13.      ACCESS.....................................................................................14
14.      REMEDIES AND WAIVERS.......................................................................15
15.      ASSIGNMENT.................................................................................15
16.      FURTHER ASSURANCE..........................................................................15
17.      ENTIRE AGREEMENT...........................................................................15
18.      NOTICES....................................................................................16
19.      ANNOUNCEMENTS..............................................................................18
20.      CONFIDENTIALITY............................................................................18
21.      COSTS AND EXPENSES.........................................................................19
22.      COUNTERPARTS...............................................................................19
23.      TIME OF ESSENCE............................................................................20
24.      INVALIDITY.................................................................................20
25.      GOVERNING LAW..............................................................................20
26.      JURISDICTION...............................................................................20
27.      SELLER'S AGENT FOR SERVICE.................................................................20
28.      PURCHASER'S AGENT FOR SERVICE..............................................................21
29.      SPECIFIC PERFORMANCE.......................................................................22
SCHEDULE 1..........................................................................................23
Interpretation......................................................................................23
SCHEDULE 2..........................................................................................30
Completion arrangements.............................................................................30
SCHEDULE 3..........................................................................................34
The Warranties......................................................................................34
1.    OWNERSHIP OF THE SHARES.......................................................................34
2.    CAPACITY OF THE SELLER........................................................................34
3.    ARRANGEMENTS BETWEEN THE GROUP AND THE SELLER'S GROUP.........................................34
4.    GROUP STRUCTURE, ETC..........................................................................35
5.    OWNERSHIP, CONDITION AND SUFFICIENCY OF ASSETS................................................36
6.    STOCK.........................................................................................36
7.    ACCURACY OF INFORMATION.......................................................................36
8.    ACCOUNTS AND MANAGEMENT ACCOUNTS..............................................................37
9.    EVENTS SINCE THE ACCOUNTS DATE................................................................37
10.      CONTRACTS AND COMMITMENTS..................................................................38
11.      BANK ACCOUNTS AND BORROWINGS...............................................................38





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

12.      POWERS OF ATTORNEY.........................................................................39
13.      GRANTS AND ALLOWANCES......................................................................39
14.      COMPLIANCE WITH LAWS.......................................................................39
15.      LICENCES...................................................................................39
16.      LITIGATION.................................................................................39
17.      DELINQUENT AND WRONGFUL ACTS...............................................................39
18.      OWNERSHIP OF LAND..........................................................................40
19.      INTELLECTUAL PROPERTY......................................................................40
20.      INSURANCES.................................................................................40
21.      EMPLOYMENT.................................................................................40
22.      PENSIONS...................................................................................41
23.      TAX........................................................................................41
24.      TAX RETURNS, DISPUTES, RECORDS AND CLAIMS ETC..............................................42
25.      STAMP DUTY.................................................................................42
26.      VALUE ADDED TAX............................................................................42
27.      DEDUCTIONS AND WITHHOLDINGS................................................................42
28.      RESIDENCE..................................................................................42
29.      BROKER'S FEES..............................................................................42
30.      ENVIRONMENTAL..............................................................................43
31.      UNDISCLOSED LIABILITIES....................................................................43
32.      DATA ROOM..................................................................................43
SCHEDULE 4..........................................................................................44
(Limitations on liability)..........................................................................44
1.    LIMITATION ON QUANTUM AND GENERAL.............................................................44
2.    TIME LIMITS FOR BRINGING CLAIMS...............................................................44
3.    CONDUCT OF LITIGATION.........................................................................44
4.    NO LIABILITY IF LOSS IS OTHERWISE COMPENSATED FOR.............................................45
5.    RECOVERY FROM INSURERS AND OTHER THIRD PARTIES................................................46
6.    ACTS OF PURCHASER.............................................................................46
7.    THE ACCOUNTS..................................................................................47
8.    RETROSPECTIVE LEGISLATION.....................................................................48
9.    PURCHASER'S KNOWLEDGE.........................................................................48
10.   INFORMATION MEMORANDUM, DATA ROOM AND INDEPENDENT ADVICE OF PURCHASER.........................48
11.   DISCLOSURE....................................................................................49
12.   CLAIM TO BE REDUCTION OF PURCHASE PRICE.......................................................49
13.   TAXATION......................................................................................49
PART I  PENHALIGON'S LIMITED........................................................................50
SCHEDULE 5..........................................................................................51
PART II PENHALIGON'S PACIFIC LIMITED................................................................51
SCHEDULE 6..........................................................................................52
PART I  PENHALIGON'S AND JEAVONS INVESTMENT CO LIMITED..............................................52
SCHEDULE 6..........................................................................................53
SCHEDULE 6 PART II MULMKION B.V.....................................................................53
SCHEDULE 6..........................................................................................54
PART III LMK LIMITED................................................................................54
SCHEDULE 7..........................................................................................56
The Properties......................................................................................56
SCHEDULE 8..........................................................................................58
Pro Forma Net Working Capital Statement.............................................................58


                                       ii


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
SCHEDULE 9..........................................................................................59
Registered Intellectual Property....................................................................59


THIS AGREEMENT is made the 18th day of December, 2001

BETWEEN:

1. Mullion International Limited whose registered office is at PO Box 3186, Roadtown, Tortola, British Virgin Islands (the "Seller");

AND

2. Royal Holdings, Inc., a Delaware corporation, whose business address is c/o Fox Paine & Co LLC, 950 Tower Lane, Suite 1150, Foster City, California 94404 (the "Purchaser").

WHEREAS:

The Seller has agreed to sell and the Purchaser has agreed to purchase and pay for the Shares (as defined in this Agreement) on the terms and subject to the conditions of this Agreement.

WHEREBY IT IS AGREED as follows:

1.       INTERPRETATION

(A)      Certain words and expressions used in this Agreement are defined in
         Schedule 1.

(B) The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.       SALE AND PURCHASE

(A) On the terms and subject to the conditions set out in this Agreement, the Seller shall with full title guarantee sell and the Purchaser shall purchase the Shares as at and with effect from Completion free from all claims, liens, charges and Encumbrances together with all rights attached or accruing to them at Completion.

(B) The Purchaser shall from Completion be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends paid or made on or after the Completion Date.

3.       CONSIDERATION

(A) The total consideration for the sale of the Shares shall be the payment by the Purchaser of the Purchase Price subject to adjustment in accordance with sub-clauses 3(C) to 3(F) inclusive below. The Purchase Price is payable in accordance with Clause 6 (Completion) and any adjustment to the Purchase Price shall be payable in accordance with sub-clauses 3(B) to 3(G).

(B) If the Net Working Capital Amount of the Group as agreed or determined pursuant to clauses 3(C) to 3(F) inclusive is:-




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         (i)      greater than 'L'1,500,000 then the Purchaser shall within
                  5 Business Days of such agreement or determination pay to the Seller such sum by which the Net Working Capital Amount so agreed or determined exceeds 'L'1,500,000; or

         (ii) less than 'L'1,500,000 then the Seller shall within 5 Business Days of such agreement or determination pay to the Purchaser such sum by which the Net Working Capital Amount so agreed or determined is less than 'L'1,500,000.

(C) The Purchaser shall, following Completion, give to the Seller or the Seller's accounting advisors access to all books or records (including materials in relation to inventories) in its or the Group's possession relating to the Group and the Seller shall prepare and supply to the Purchaser within 10 Business Days after Completion a draft Net Working Capital Statement for the purpose of calculating the Net Working Capital Amount. The draft Net Working Capital Statement shall be prepared in accordance with UK GAAP and using the accounting policies, principles, practices, evaluations, rules and procedures, methods and basis adopted by and applied in the same way as in the preparation of the Accounts. If the Seller and the Purchaser agree as to the amount of the Net Working Capital Amount set forth in the draft Net Working Capital Statement, the amount to be paid shall be determined and paid in accordance with clauses 3(B) and 3(G). If the Seller and the Purchaser do not agree as to the Net Working Capital Amount within 20 days of delivery of the draft Net Working Capital Statement, the determination of the Net Working Capital Amount may be referred at the election of the Seller or the Purchaser to an expert agreed between the parties within 10 Business Days after the end of such 20 days or, failing such agreement, appointed by the President of the Institute of Chartered Accountants of England and Wales (the "Expert").

(D) Each party shall give to the other party's accounting advisors and the Expert access to all books or records in its or the Group's possession relating to the Group and shall instruct its accountants to make available to the other party's accounting advisers and the Expert such accounts or records or audit notes held by their accounting advisers relating to the Group as the other party's accounting advisers or the Expert may reasonably require, and generally shall provide the other party's accounting advisers and the Experts with such other information and assistance as the other party's accounting advisers or the Expert may reasonably require. The Expert shall then calculate the Net Working Capital Amount in accordance with UK GAAP and using the accounting policies, principles, practices, evaluations, rules and procedures, methods and basis adopted by and applied in the same way as in the preparation of the Accounts as promptly as practicable.

(E) The Expert shall be entitled (but not obliged) to disclose to one party, and invite its comments on, any information or material supplied to them by or on behalf of the other party.

(F) In making the determination of the value of the Net Working Capital Amount, the Expert shall act as an expert and not as an arbitrator and its determination shall, in the absence of manifest error, be final and binding on the parties, and its fees and costs shall be borne and paid for as the Expert may determine or, failing such determination, by the Seller and the Purchaser equally.

(G) Any amounts payable under clauses 3(B) through 3(F) shall be converted into US dollars based on the applicable conversion rate as published in the Wall Street Journal, New York Edition on the Completion Date and shall bear interest at a rate of 1% above the base lending rate from time to time in force at Lloyds TSB Bank plc. In no event shall the amount payable by the Purchaser or Seller under clauses 3(B) to 3(G) (exclusive of interest described in the immediately preceding sentence) exceed US$1 million. In the event that the Purchaser is entitled to a payment under Section 3(B) to Section 3(G) it may elect to receive such payment from the funds within the Escrow Account (and, if it makes such election, the Seller shall take all steps to assist the Purchaser in recovering such amount from the Escrow Agent under the Escrow Agreement).

4.       CONDITIONS TO COMPLETION

(A) The respective obligations of each party to effect the transaction contemplated by this Agreement shall be subject to the satisfaction of the following Conditions:

         (i) the obtaining by the Seller of the necessary consents of the Seller's Group's lenders for the transaction under the Senior Secured Super-Priority Debtor in Possession Revolving Credit Agreement dated 11 June 2001 and under the Agreement, Modification, Restatement and General Provisions Agreement dated as of 6 October 2000;

         (ii) execution and delivery by Warner's (United Kingdom) Limited of the Warner's Deed of Release in the Agreed Form;

         (iii) the release by each of the Seller's Group's lenders and all other persons of all Encumbrances they hold over the Shares of each member of the Group and such Group member's assets including those in Schedule 5(B) of the Disclosure Letter and all Encumbrances held by City & West End Security Centre, National Westminster Bank plc, and the assumption by Warner's (United Kingdom) Limited of the Bank Indebtedness in the Agreed Form;

         (iv) the termination of the deed of option dated 27 March 1997 between PenHal Investments, Inc., Streamchase Limited and Mullion Limited and other relating to the shares in the capital of Streamchase Limited and an intellectual property holding company;

         (v) the termination of the deed of option with respect to shares of Mulmkion B.V. among PenHal Investments Inc., Mulmkion B.V. and Mullion International Limited and Penhaligon's & Jeavons Investment Co. Limited dated April 6, 1998 and all exercise agreements, shareholders' agreements and articles of association;

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         (vi)     the release of all Indebtedness owing by each member of the
                  Group and all Encumbrances on the Shares and the Acquired Business (and the assets and properties of each member of the Group) and the release and the termination of all intercompany accounts, liabilities, claims and Indebtedness (and all related Encumbrances) and guarantees owed to or owed in respect of the Seller, any member of the Group, Affiliates and Connected Persons of the Seller by any member of the Group;

         (vii) the Seller and each member of the Group shall have complied fully with their respective obligations and covenants required by this Agreement and the Completion Documents which are to be performed or complied with prior to Completion;

         (viii) the Seller and its Affiliates shall have released the Group from all claims and liabilities pursuant to the Release in the Agreed Form;

         (ix) no Governmental Entity, including any supra-national or state agency or regulatory body or any other person or organisation, having:

                  (a) instituted or threatened any action, suit or investigation to restrain, prohibit or otherwise challenge the acquisition of the Group or its assets, or the Shares by the Purchaser; or

                  (b) threatened to take any action as a result of or in anticipation of the implementation of such acquisition; or

                  (c) proposed or enacted any statute or regulation which would prohibit, materially restrict or materially delay implementation of the acquisition of the Shares or of the Group or its assets, or of the operation of the Company after Completion;

         (x) no order or judgment of any Governmental Entity, including any court or governmental, statutory or regulatory body in the United Kingdom or elsewhere, having been issued or made prior to Completion which has the effect of making the acquisition by the Purchaser of the Shares or the Group or any member of the Group unlawful or otherwise prohibiting the Purchaser from acquiring the Shares or the Group or its assets, or any member of the Group on the Completion Date;

         (xi) the Warranties being true, correct, complete and accurate in all material respects and not materially misleading as and when they are repeated at the time of Completion;

         (xii) no fact or circumstance having occurred before the time of Completion which might reasonably materially adversely affect the Group, or its financial position, as a whole;

         (xiii) all governmental consents required to transfer the Shares and the Acquired Business to the Purchaser having been obtained;

         (xiv) each of the arrangements, deliveries and actions required to be made at Completion, including each of the arrangements set forth in Schedule 2 (Completion Arrangements) shall have been duly and fully made;

         (xv) the Seller shall use its reasonable efforts to procure that Michelle Stewart's employment agreement shall be assigned to Penhaligon's Limited; and

         (xvi) the promissory notes by Streamchase Limited owning to PenHal Investments Inc. shall have been cancelled.

(B) The Purchaser may waive in whole or in part any of the Conditions (save for condition (A)(i).

(C)      This Agreement may be terminated at any time prior to Completion:

         (i)      by the written agreement of the Seller and the Purchaser;

         (ii) by either the Purchaser or the Seller if a material breach of this Agreement has been committed by the other party and such breach has not been waived or cured within 20 Business Days; and

         (iii) by either the Purchaser or the Seller by giving written notice of such termination to the other in circumstances where the Conditions have not been fulfilled (or waived by the Purchaser) by March 31, 2002 (unless the failure to satisfy such Condition results primarily from a breach by the Party (or its Affiliates) seeking to terminate).

(D) If this Agreement is terminated in accordance with sub-clause (C) written notice thereof shall be given as promptly as practicable to the other party to this Agreement and this Agreement shall terminate and the transaction contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, there shall be no liability or obligation on the part of the Seller, the Purchaser or their respective officers, directors and Affiliates, and all obligations of the Parties shall terminate and this Agreement (save for clauses 1, 15, 18, 19, 20, 21, 22, 23, 24,
         25, 26, 27 and 28) shall cease to have affect but without prejudice to any rights accrued for breaches of this Agreement prior to termination; provided, however, that a party that has committed fraud or wilfully breached its representations, Warranties or covenants set forth in this Agreement shall be liable for damages occasioned thereby, including, without limitation, any expenses, including the reasonable fees and expenses of attorneys, accountants and other agents incurred by the other party in connection with this Agreement and the transaction contemplated hereby.

5.       SELLER'S COVENANTS AND CONDUCT OF THE ACQUIRED BUSINESS BEFORE
         COMPLETION

(A) The Seller shall procure that, between the date of this Agreement and Completion (or such earlier date as set forth below), each member of the Group will operate the Acquired Business and otherwise carry on its business only in the normal course consistent with past practice and, in particular, the Seller will procure that the Group (and each member of the Group) does not, except as expressly provided in this Agreement or with the prior written consent of the Purchaser:

         (i) declare, make or pay any distribution of its profits or assets by way of declaration or payment of dividend or otherwise;

         (ii)     lend any money outside the ordinary course of business;

         (iii) transfer or otherwise dispose of or agree to transfer or dispose of the Group, the Acquired Business or any part of it;

         (iv) make a material change in the nature of, or cease carrying on, the Acquired Business or any part of it;

         (v) sell or otherwise dispose of any asset or property of the Acquired Business or Group outside the ordinary course of business;

         (vi) enter into any material, unusual or abnormal agreement or commitment, or any other agreement or commitment outside the ordinary course of business, and in particular not enter into any commitment for capital expenditure in excess of 'L'10,000 in any single case or 'L'100,000 in aggregate;

         (vii) borrow money, or draw on any credit lines, other than under existing credit facilities which will be retired and fully discharged, satisfied and released at Completion;

         (viii) create, grant or issue or agree to create, grant or issue, any mortgages, charges (other than liens arising by operation of law), debentures or other securities;

         (ix) create, allot or issue or agree to create, allot or issue any shares or other securities convertible into shares or form any subsidiary;

         (x)      fail to renew any of its insurances in force;

         (xi) alter the provisions of its Memorandum or Articles of Association (or like constitutional document of the Seller or any member of the Group);

         (xii) in relation to the Properties, agree to a new rent or fee payable under a lease, tenancy or licence;

         (xiii) commence (or determine to settle or cease defending any) litigation or arbitration proceedings;

         (xiv) make a payment out of a bank account except where the payment is in the usual course of its business;

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         (xv)     enter into any new agreement or amend the terms of any
                  existing employment, severance, or engagement of a director, other officer or employee, or increase any bonus, salary or other compensation payable to any director, officer or employee;

         (xvi) adopt, increase the payments or benefits under, any profit sharing, bonus, defeised compensation, savings, insurance, pension, retirement or other employee benefit plan for the benefit of the employees of the Group; or

         (xvii)   agree, whether oral or written, to do any of the foregoing.

         PROVIDED THAT it is acknowledged by the Purchaser that nothing in this clause 5 shall prevent any member of the Group from distributing its cash to any member of the Seller's Group prior to Completion except to the extent that such distribution would knowingly cause the Net Working Capital Amount to be less than 'L'1.5 million.

(B) Best Endeavours. The Seller and each member of the Group shall use their respective best endeavours to (i) obtain all material third party consents and consents of any Governmental Entity required to transfer the Shares and the Acquired Business to the Purchaser; (ii) consummate each of the transactions contemplated by this Agreement and the Completion Documents, including the satisfaction of all obligations set forth in clause 4 (Conditions to Completion) and the fulfillment of all arrangements, deliveries and actions set forth in Schedule 2 (Completion Arrangements); and (iii) keep all of the Warranties made in
         Schedule 3 (Warranties) true, correct and complete in all material respects. In consideration of the Seller and each member of the Group exercising their aforementioned best endeavours in obtaining any material third party consents, the costs associated with obtaining such consents (including without limitation reasonable legal fees) shall be shared by the Seller and the Purchaser equally; provided that the Seller shall bear all of the costs in fulfilling the condition set forth in clause 4(A)(i) and the matters described in clause 5(F).

(C) Taiwan and Singapore Stores. In so far as the retail stores at Metro Walk (Taiwan) and One Raffles Link (Singapore) are concerned, the Seller shall procure that the Metro Walk (Taiwan) is closed prior to Completion and shall procure that the One Raffles Link (Singapore) property is closed within 90 days of Completion but prior to that date the Purchaser shall procure that One Raffles Link (Singapore) continues to operate at the Seller's expense. The Seller shall transfer the Stock, moveable furniture and assets and fixtures at (x) the Metro Walk (Taiwan) store within 15 days after Completion, and (y) the One Raffles Link (Singapore) store within 15 days after such store is closed, to the Purchaser who shall bear all costs associated with freight thereof.

(D) Supplemental Disclosure. Each of the Seller and each member of the Group shall have the continuing obligation until Completion to promptly notify the Purchaser in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in this Agreement, the Disclosure Letter, the Schedules or the other Completion Documents; provided, however, that, for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed in writing by the Purchaser.

(E) No solicitation. From and after the date hereof until the Completion Date, the Seller shall not, and shall cause each member of the Group, each of its and their Affiliates, and each of its and their respective directors, corporate officers or agents, as the case may be, not to directly or indirectly, encourage, solicit, initiate or enter into any discussions or negotiations concerning, any disposition of any or all of the members of the Group (either through a sale of assets or a sale of stock of the Seller, or any member of the Group or otherwise), the Acquired Business or any portion thereof (other than pursuant to this Agreement), or any proposal therefor, or furnish or cause to be furnished any information concerning the Shares, the Group or the Acquired Business to any party in connection with any transaction involving the acquisition of the Shares or the Acquired Business by any person (other than Purchaser). The Seller will promptly inform Purchaser of any inquiry (including the terms thereof and the person making such inquiry) which they may receive or learn of in respect of any such proposal.

(F) US Assets. The Seller undertakes within 60 days of the Completion Date to procure the requisite Bankruptcy Court approval for the assumption by the lessee and the assignment to the Purchaser (or its designee) of the lease of 870 Madison Avenue (and to pay all the costs associated therewith), and the transfer to the Purchaser of inventory, fixtures and fittings situated therein, assets of the Group or assets of the Penhaligon's division of Warnaco or the Group or Warnaco or its Affiliates used in or relating to the business transacted under the name "Penhaligon's", in each case situated in the US (including the assets of Penhaligon's by Request Inc. and the assets used at Saks Fifth Avenue) at no additional cost to the Purchaser. Upon receipt of the Bankruptcy Court approval, such lease will be assumed by the lessee and assigned to the Purchaser (or its designee) and such assets will be transferred to the Purchaser (or an Affiliate designated by the Purchaser) at no additional cost. If such approval of the Bankruptcy Court is obtained, the lessee under the lease shall assume the rights and liabilities associated with the lease of 870 Madison Avenue and assign the same to the Purchaser or its designee and the aforementioned assets of the Penhaligon's Division of Warnaco and the Group (including the assets of Penhaligon's by Request Inc., the assets at the store at 870 Madison Avenue and the assets held at Saks 5th Avenue) or Warnaco or its Affiliates used in or relating to business transacted under the name "Penhaligon's" situated in the U.S. at no additional cost. If the Seller does not obtain the approval of the Bankruptcy Court within 60 days of the Completion Date, the Purchaser shall be entitled to withdraw monies from the Escrow Account in an amount equal to the net book value of the inventory and other assets (excluding leasehold improvements) of the Penhaligon's Division of Warnaco and the Group (including the assets of Penhaligon's by Request Inc., the assets at the store at 870 Madison Avenue and the assets held at Saks 5th

         Avenue) or Warnaco or its Affiliates used in or relating to business transacted under the name "Penhaligon's" in the US as at the Completion Date.

(G) If the Seller does not obtain the approval of the Bankruptcy Court contemplated above within 60 days with respect to the assignment/assumption of the lease of 870 Madison Avenue, the Purchaser and Seller shall use their best endeavours to effect the transfer of the benefits and the obligations to the Purchaser or an entity designated thereby pursuant to the lease by way of assignment, sub-lease, operating agreement or otherwise. In the event the Purchaser and Seller are unable to effect such transfer within 90 days after the Completion Date, the Purchaser and Seller shall negotiate in good faith to address any contingent liability of the Purchaser with respect to the guarantee of Penhaligon's Limited under the guarantee thereby of such lease and to the extent Penhaligon's Limited shall incur any liability or costs under such guarantee it shall be entitled to withdraw an amount equal to any such liability or costs from the Escrow Agreement; provided that, the Purchaser shall not be entitled to more than $400,000 for such liabilities or costs relating to such guarantee under the Escrow Agreement (and the Escrow Agreement shall, solely with respect to $400,000 in the aggregate to reimburse liabilities or costs incurred under such guarantee, extended until the earlier of (x) $400,000 has been withdrawn by the Purchaser therefrom in respect of such guaranty, (y) the expiration of such lease, and (z) the assumption of the lease by the lessee and assignment thereof to the Purchaser (or its designee)).

6.       COMPLETION

(A) Completion of the sale and purchase of the Shares shall take place on the third Business Day following satisfaction and/or waiver of all the Conditions set forth in clause 4 unless another date is agreed in writing by the parties hereto.

(B) At Completion the Seller and the Purchaser shall do those things respectively listed in respect of them in Schedule 2.

(C) The Purchase Price (less the amount to be paid to the Escrow Agent as contemplated below) shall be payable by or on behalf of the Purchaser in immediately available funds in US dollars at Completion as referred to Schedule 2 provided however that US$1,700,000 of the Purchase Price shall be paid into the Escrow Account to be held pursuant to the Escrow Agreement in the Agreed Form.

(D) Receipt of funds in accordance with sub-clause (C) shall constitute good discharge of the Purchaser in respect of payment made and shall discharge the obligations of the Purchaser under clause 2 (Sale and Purchase) and the Purchaser shall not have any obligation with respect to distribution of funds paid.

(E)      The Purchaser is not obliged to complete this Agreement unless:

         (i) the Seller complies with all its obligations under clause 4 and Schedule 2; and

         (ii)     the purchase of all the Shares is completed simultaneously.

7.       SELLER'S WARRANTIES

(A) Subject as provided in this Agreement, the Seller warrants to the Purchaser in the terms set out in Schedule 3.

(B)      The only Warranties given:

         (i) in respect of Property are those contained in paragraphs 18 and 30 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to Property;

         (ii) in respect of Intellectual Property are those contained in paragraphs 19 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to Intellectual Property; and

         (iii) in respect of Tax are those contained in paragraphs 23 to 28 of Schedule 3 and each of the other Warranties shall be deemed not to be given in relation to Tax.

(C)      Between the execution of this Agreement and Completion the Seller shall
         (i) ensure each member of the Group complies with clause 5 and (ii) notify the Purchaser immediately if it becomes aware of any fact or matter or circumstance which constitutes a breach of clause 5 or clause 4 (A) (ix) or has caused a Warranty to become untrue or misleading at any time before Completion.

(D) The Seller is under no obligation to disclose to the Purchaser anything which is or may constitute a breach of or be inconsistent with any of the Warranties given in this Agreement if they were to be repeated at any time after the Completion Date; or to disclose to the Purchaser anything which is or may constitute a breach of or be inconsistent with any of the Warranties of which it may become aware after the Completion Date.

(E) The Seller accepts that the Purchaser is entering into this Agreement in reliance upon the Warranties.

(F) The Seller undertakes (if any claim is made against it in connection with the Warranties) to waive and not to make any claim against any member of the Group or any director, employee or adviser of any member of the Group on whom it may have relied before agreeing to any terms of this Agreement or the Tax Covenant or authorising any statement in the Disclosure Letter.

(G) Save as stated in sub-clause (B), each of the Warranties shall be construed as a separate and independent Warranty and shall not be limited or restricted by reference to any other Warranty.

(H) The liability of the Seller under or in relation to the Warranties shall be limited as set out in Schedule 4.

8.       PURCHASER'S WARRANTIES

(A)      The Purchaser warrants to the Seller that:

         (i) the Purchaser has the requisite power and authority to enter into and perform this Agreement and the other documents which are to be executed by the Purchaser at Completion (the "Completion Documents");

         (ii) this Agreement constitutes and the Completion Documents to which the Purchaser is a party will, when executed by the Purchaser, constitute binding obligations of the Purchaser in accordance with their respective terms;

         (iii) the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and the Completion Documents will not:

                  (a) result in a breach of any provision of the memorandum or articles of association or by-laws of the Purchaser;

                  (b) result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transactions contemplated by this Agreement;

                  (c) result in a breach of any order, judgment or decree of any court or Governmental Entity to which the Purchaser is a party or by which the Purchaser is bound and which is material in the context of the transactions contemplated by this Agreement; or

                  (d) require the Purchaser to obtain any Consent or approval of, or give any notice to or make any registration with, any Governmental Entity or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);

         (iv) the Purchaser has or on the Completion Date will have available sufficient cash or other sources of immediately available funds or irrevocable cash commitments to meet its obligations under this Agreement and the Completion Documents (assuming that the Seller is not in breach of any of its obligations thereunder); and

         (v) the Purchaser is not aware at the date of this Agreement of any fact matter or circumstance which would, or is reasonably likely to, give rise to a claim under this Agreement or under the Tax Covenant and for the purpose of this clause the Purchaser shall be deemed to be aware of anything Jason Hurwitz and Troy Thacker has actual knowledge.

9.       PURCHASER'S UNDERTAKINGS AND ACKNOWLEDGEMENT

(A) The Purchaser agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the Seller's Group on whom it may have relied before agreeing to any term of this Agreement or any other agreement or document referred to herein or entering into this Agreement or any other agreement or document referred to herein including, without prejudice, those persons named in the definition of "so far as the Seller is aware" in Schedule 1.

(B) The Purchaser acknowledges that the Group intends to utilize a proportion of its trading losses carried forward to date to set against the Group's trading profits for the year ending 31 December 2001 to a maximum of the sum of (x)'L'600,000 and (y) the amount of additional trading loss carried forwards generated during the period from January 1, 2002 through the Completion Date (solely if the Completion Date occurs after January 1, 2002) (the "Usable NOL amount"). No member of the Group shall realize or have any income or earnings or revenues which are taxable ("Discharge Income") arising due to the satisfaction, discharge or release of any of its Indebtedness, liabilities, claims or obligations (including any Indebtedness, liabilities, claims or obligations owing to or on behalf of members of the Seller's Group) contemplated by the Agreement (including that contemplated by the Condition and Schedule 2). To the extent that more than the Usual NOL Amount is utilized by the members of the Group prior to the Completion Date to set against the Group's trading profits accrued through the Completion Date (the "Excess NOLs") and/or the members of the Group should incur Discharge Income, the Purchaser shall be entitled to withdraw an amount from the Escrow Agreement equal to the product of (x) 35 and (y) the sum of (i) the Discharge Income and
         (ii) the Excess NOLs.

10.      INTRA-GROUP GUARANTEES

The Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will execute and deliver all such instruments of assumption and acknowledgments or take such other action as the Seller may reasonably request in order to effect the release and discharge in full of any Assurance given by any member of the Seller's Group to any person (including any member of the Group) in respect of any obligation or liability of any member of the Group and the Purchaser's assumption of, and the substitution of the Purchaser as the primary obligor in respect of, each such Assurance in each case on a non recourse basis to the Seller's Group; provided, that, the Purchaser shall not be required to take any action with respect to the lease relating to 870 Madison Avenue (except as contemplated specifically by Clause 6(G)) if the Seller does not obtain the approval of the Bankruptcy Court contemplated by Clause 6(F) on effect the transfer of such lease contemplated by Clause 6(G). Pending such release and discharge, the Purchaser hereby agrees with the Seller (on behalf of itself and each member of the Seller's Group) that it will assume and pay and discharge when due, and indemnify each member of the Seller's Group against, all such Assurances.

11.      EFFECT OF COMPLETION

Save as otherwise provided herein, any provision of this Agreement or of any other document referred to herein which is capable of being performed after but which has not been performed at or before Completion shall remain in full force and effect notwithstanding Completion.

12.      PROTECTION OF GOODWILL

(A) As further consideration for the Purchaser agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Group, the Seller shall not (and shall procure that no Connected Person or agent or representative thereof shall):

         (i) for a period of two years following the Completion Date carry on or be engaged or economically interested in any business carrying on in competition with the business of the Acquired Business anywhere in the world, save that nothing shall prevent the Seller or any member of the Seller's Group (i) from conducting its business to the extent currently conducted by any member of the Seller's Group which may compete or be similar to the business of the Acquired Group (other than operating Penhaligon's stores or operations) (ii) being the holder of shares (conferring not more than 10 per cent of the votes which would normally be cast at a general meeting of that company) which is engaged in a business similar to the Acquired Business or (iii) from acquiring the whole or a part of a business, the carrying on of which would otherwise amount to a breach of the undertaking contained in this sub-clause
                  (i) as part of a larger acquisition or related acquisitions if the acquisition is not made with the sole or main purpose of acquiring such business or (iv) from trading with its existing customers or any future customers provided it does not do so in direct competition with any member of the Group;

         (ii) directly or indirectly, during the period of two years from the Completion Date, solicit, entice away or hire, or endeavour to solicit, entice away or hire from any member of the Group any person who was at the Completion Date, an employee of any member of the Group whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this clause shall not apply to (a) any employee employed by any member of the Group earning less than 'L'20,000 (or its equivalent) or (b) responses to job advertisements in newspapers or journals or (c) unsolicited approaches by any such employee to any employment agency retained by any member of the Seller's Group;

         (iii) for two years following Completion, intentionally interfere or seek to interfere or take such steps as may interfere with supplies to the Group from any suppliers who shall have been supplying goods or services to the Group for use in connection with the Acquired Business at any time during the period of two years prior to the date of Completion in each case which would have an adverse effect on the Group's supply arrangements;

         (iv)     willfully disparage the Purchaser or any member of the Group.

(B) Each of the restrictions in this clause 12 shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

(C) Whilst the undertakings in this clause 12 are considered by the parties to be reasonable in all the circumstances, if any of the restrictions in this clause 12 is void but would be valid if some part of the restriction was deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

(D) The Seller acknowledges that the above provisions of this clause 12 are no more extensive than is reasonable to protect the Purchaser in respect of its purchase of the Shares and the other matters contemplated by this Agreement.

(E) The Seller acknowledges that following Completion neither it nor any member of the Seller's Group shall have the right to use the name "Penhaligon's" nor the right to use of the Group's Intellectual Property provided that the Purchaser agrees that the Seller and each member of the Seller's Group and their respective employees shall have a reasonable time following Completion to change the name of any member of the Seller's Group prefixed with the name "Penhaligon's" or destroy or amend business cards and office stationery bearing the name "Penhaligon's".

(F) The Seller and the Purchaser agree that the restriction contained in sub-clause 12(A)(i) above shall terminate and cease to be enforceable against the Seller or any member of the Seller's Group immediately upon the Seller or any member of the Seller's Group (or their respective assets) being acquired by a purchaser which competes with the Purchaser or the Group and/or is otherwise involved in the same or similar business as the Acquired Business.

13.      ACCESS

(A) Prior to Completion, the Seller shall permit or cause each member of the Group to permit the Purchaser and its representatives to have reasonable access, during Working Hours and upon reasonable advance notice, to all employees of the Group, books, records, offices and warehouses and other facilities related to the Acquired Business subject to reasonable rules and regulations of the Seller and the relevant member of the Group and the Seller shall furnish or cause to be furnished to the Purchaser any financial or operating data and other information that is available with respect to the Acquired Business as the Purchaser shall from time to time reasonably request. In connection with such access, the Purchaser and its representatives shall co-operate with representatives of the Seller and members of the Group and shall use their best efforts to minimize any disruption to the Acquired Business;

(B) Following Completion, the Purchaser shall permit or cause any member of the Seller's Group and its representatives and professional advisers to have reasonable access during Working Hours and upon reasonable advance notice for a period ending on the sixth anniversary of Completion to the Group books and accounting, tax and other records of the Group for tax and accounting purposes relating only to periods prior to the Completion; provided, that the Seller Group shall keep all information of the Group confidential.

14.      REMEDIES AND WAIVERS

(A) No delay or omission on the part of either party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof.

(B) The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(C) The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law unless other stated herein.

15.      ASSIGNMENT

(A) The benefits and obligations of the Seller under this Agreement shall not be assignable. The Purchaser is permitted to assign all (or part) of the benefit of, and any of its rights under, this Agreement (including under the Warranties) to its successor in title, to any of its Affiliates or to any purchaser or transferee from it or any of its Affiliates (as the case may be) provided that no such assignment shall relieve the Purchaser of its obligations under this Agreement.

(B) This Agreement shall be binding upon and enure for the benefit of the personal representatives and permitted assigns and successors in title of each of the parties and references to the parties shall be construed accordingly.

16.      FURTHER ASSURANCE

Each of the parties shall from time to time, on being required to do so by the other party to this Agreement and at the cost of such requesting party now or at any time in the future, so far as each is reasonably able do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as they may reasonably consider necessary to transfer the Shares to the Purchaser. If following Completion there shall be discovered assets of the Acquired Business not part of the Group, the Seller shall use all best efforts to transfer such assets to the Purchaser or its designee.

17.      ENTIRE AGREEMENT

(A) This Agreement and the Completion Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares and the Acquired Business and, save if and only to the extent expressly repeated in this Agreement, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto. The parties hereto endeavour to act in good faith to complete the Services Agreement, the Escrow Agreement and the other Completion Documents in a mutually satisfactory manner and in a manner consistent with this Agreement.

(B) The Purchaser acknowledges and agrees with the Seller (on behalf of itself and each other member of the Seller's Group) that:

         (i) it does not rely on and has not been induced to enter into this Agreement or any other agreement or document referred to herein on the basis of any Assurance made or given by or on behalf of any member of the Seller's Group or any of their respective agents, officers, employees or advisers other than those expressly set out in this Agreement or, to the extent that it has been, it has (in the absence of fraud) no rights or remedies in relation thereto; and

         (ii) no member of the Seller's Group, or any of their respective agents, officers, employees or advisers, has given or made any Assurance other than those expressly set out in this Agreement or, to the extent that they have, the Purchaser hereby unconditionally and irrevocably waives (in the absence of fraud) any claim which it might otherwise have had in relation thereto.

(C) This Agreement may only be varied by a document signed by both of the parties and expressed to be a variation to this Agreement.

18.      NOTICES

(A) Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

(B) Any such notice or other communication shall be addressed as provided in sub-clause (C) and, if so addressed, shall be deemed to have been duly given or made as follows:

         (i) if sent by personal delivery, upon delivery at the address of the relevant party;

         (ii) if sent by facsimile, when received and confirmed by telephone call that such notice was received in full;

         PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

(C) The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to sub-clause (D), are:


         Name of party              Address                                     Facsimile No.
         -------------              -------                                     -------------

         The Seller                 PO Box 3186                                        -
                                    Roadtown
                                    Tortola
                                    British Virgin Islands

                                    For the attn. of:         The Company Secretary

         with a copies to:

         Warnaco Inc.               90 Park Avenue                              001 212 503 8536
                                    26th Floor
                                    New York
                                    NY 10016

                                    For the attn. of:         The General Counsel

         Skadden, Arps, Slate, Meagher & Flom LLP                               001 212 735 2000
                                    Four Times Square
                                    New York
                                    NY 10036

                                    For the attn. of:         Alan Myers

         Sidley, Austin, Brown & Wood                                           001 212 906 2021
                                    875 Third Avenue
                                    New York
                                    NY 10022

                                    For the attn. of:         Kelly Kornish

         The Purchaser              Fox Paine & Co LLC                          001 212 836 8000
                                    950 Tower Lane
                                    Suite 1150
                                    Foster City, CA
                                    94404

                                    For the attn. of:         Jason Hurwitz

         with a copy to:

         Kaye Scholer LLP           425 Park Avenue                             001 212 836 8000
                                    New York
                                    NY 10022

                                    For the attn. of:         Marc Rosenberg

(D) A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of sub-clause (C) PROVIDED THAT such notification shall only be effective on:-

         (i) the date specified in the notification as the date on which the change is to take place; or

         (ii) if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

(E) For the avoidance of doubt, the parties agree that the provisions of this Clause shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or in connection with any Proceedings.

19.      ANNOUNCEMENTS

(A) Subject to sub-clause (B), no announcement concerning the sale or purchase of the Shares or any ancillary matter shall be made by any party without the prior written approval of the others, such approval not to be unreasonably withheld or delayed.

(B) Either party may make an announcement concerning the sale of the Shares or any ancillary matter if required by:-

         (i)      the law of any relevant jurisdiction;

         (ii) any securities exchange or regulatory or Governmental Entity to which either party is subject or submits, wherever situated, whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other party before making such announcement and PROVIDED THAT any such announcement shall be made only after notice to the other party.

(C) The restrictions contained in this Clause shall continue to apply after the termination of this Agreement without limit in time.

20.      CONFIDENTIALITY

(A) Subject to sub-clause (B) and Clause 19, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:-

         (i) the provisions or the subject matter of this Agreement or any document referred to herein;

         (ii) the negotiations relating to this Agreement or any document referred to herein;

         (iii) the other party (or in the case of the Purchaser, members of the Seller's Group).

(B) Following Completion, the Seller shall keep confidential and shall cause its subsidiaries, Affiliates, Connected Persons, employees, officers, directors, agents, advisors and personal representatives to keep confidential all information relating to the Acquired Business, the Group and the Companies.

(C) Either party may disclose information which would otherwise be confidential if and to the extent:-

         (i)      required by the law of any relevant jurisdiction;

         (ii) required by any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

         (iii) disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of that party provided such professional advisers, auditors and bankers agree to abide by the confidentiality undertaking set out in sub-clause 20(A) above;

         (iv) the information has come into the public domain through no fault of that party; or

         (v) the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed; or

         (vi) required to enable that party to enforce its rights under this Agreement,

         PROVIDED THAT any such information disclosed pursuant to paragraphs (i) or (ii) shall be disclosed only after notice to the other party.

         The restrictions contained in this Clause shall continue to apply after the termination of the sale and purchase of the Shares under this Agreement without limit in time and are without prejudice to the provisions of the confidentiality undertaking entered into between The Warnaco Group, Inc. (as agent for the Seller) and Fox Paine & Co LLC and dated 30 October 2001.

21.      COSTS AND EXPENSES

(A) Save as otherwise stated in any other provision of this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Shares and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it.

(B) Without prejudice to sub-clause (A), all stamp, transfer, registration and other similar taxes, duties and charges payable in connection with the sale or purchase of the Shares under this Agreement, shall be paid by the Purchaser.

22.      COUNTERPARTS

(A) This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(B) Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

23.      TIME OF ESSENCE

Save as otherwise expressly provided, time is of the essence of this Agreement.

24.      INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair: -

         (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

         (ii) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

25.      GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English law.

26.      JURISDICTION

(A) The parties to this Agreement irrevocably agree for the exclusive benefit of the Parties hereto that the courts of the State of New York or if it has or can obtain jurisdiction in the United States District Court for the Southern District of New York (and the appropriate appellate courts) are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any Proceedings may be brought in such courts.

(B) Each party irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court as is referred to in sub-clause
         (A) and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in any court referred to in this clause shall (provided that there is no appeal pending or open) be conclusive and binding upon such party and may be enforced in the courts of any other jurisdiction.

27.      SELLER'S AGENT FOR SERVICE

(A) The Seller irrevocably agrees that any Service Document may be sufficiently and effectively served on them in connection with Proceedings in New York by service on their agent Skadden, Arps, Slate, Meagher & Flom LLP, if no replacement agent has been appointed and notified to the Purchaser pursuant to sub-clause (D) below, or on the replacement agent if one has been appointed and notified to the Purchaser.

(B) Any Service Document served pursuant to this clause shall be marked for the attention of:

         (i) Skadden, Arps, Slate, Meagher & Flom LLP at 4 Times Square, New York, NY 10036 6522 or such other address in New York as may be notified to the Purchaser by the Seller; or

         (ii) such other person as is appointed as agent for service pursuant to sub-clause (D) below at the address notified pursuant to sub-clause (D).

(C) Any document addressed in accordance with sub-clause (B) above shall be deemed to have been duly served if:

         (i)      left at the specified address, when it is left; or

         (ii) sent by first class post, two Business Days after the date of posting.

(D) If the agent referred to in sub-clause (A) above (or any replacement agent appointed pursuant to this sub-clause) at any time ceases for any reason to act as such, the Seller shall appoint a replacement agent to accept service having an address for service in New York and shall notify the Purchaser of the name and address of the replacement agent; failing such appointment and notification, the Purchaser shall be entitled by notice to the Seller to appoint such a replacement agent to act on the Seller's behalf.

(E) A copy of any Service Document served on an agent pursuant to this clause shall be sent by post to the Purchaser at its address for the time being for the service of notices and other communications under clause 18 (Notices), but no failure or delay in doing so shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of sub-clause (A) above.

(F) "Service Document" means a document relating to or in connection with any Proceedings.

28.      PURCHASER'S AGENT FOR SERVICE

(A) The Purchaser irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in New York by service on its agent Kaye Scholer, if no replacement agent has been appointed and notified to the Seller pursuant to sub-clause (D) below, or on the replacement agent if one has been appointed and notified to the Seller.

(B) Any Service Document served pursuant to this clause shall be marked for the attention of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022 for the attention of Marc Rosenberg:

         (i) or such other address in New York as may be notified to the Seller by the Purchaser; or

         (ii) such other person as is appointed as agent for service pursuant to sub-clause (D) below at the address notified pursuant to sub-clause (D).

(C) Any document addressed in accordance with sub-clause (B) above shall be deemed to have been duly served if:

         (i)      left at the specified address, when it is left; or

         (ii) sent by first class post, two Business Days after the date of posting.

(D) If the agent referred to in sub-clause (A) above (or any replacement agent appointed pursuant to this sub-clause) at any time ceases for any reason to act as such, the Purchaser shall appoint a replacement agent to accept service having an address for service in New York and shall notify the Seller of the name and address of the replacement agent; failing such appointment and notification, the Seller shall be entitled by notice to the Purchaser to appoint such a replacement agent to act on the Purchaser's behalf.

(E) A copy of any Service Document served on an agent pursuant to this clause shall be sent by post to the Purchaser at its address for the time being for the service of notices and other communications under clause 18 (Notices), but no failure or delay in doing so shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of sub-clause (A) above.

(F) "Service Document" means a document relating to or in connection with any Proceedings.

29.      SPECIFIC PERFORMANCE

In addition to its right to damages and any other rights it may have, if the Seller, or any member of the Group breaches any covenant, undertaking or agreement contained in this Agreement or the Completion Documents, the Purchaser shall be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce such covenant, undertaking or agreement, it being agreed that money damages alone would be inadequate to compensate the Purchaser and its Affiliates and would be an inadequate remedy for such breach.

IN WITNESS whereof the parties have entered into this Agreement the day and year first before written

                                   SCHEDULE 1

                                 Interpretation


(A)      In this Agreement and the Schedules to it:-


"Accounts"          means the audited financial statements of Penhaligon's &
                    Jeavons Investment Co Limited, Penhaligon's Limited and
                    Penhaligon's Pacific Limited for the two accounting reference periods ended on the Accounts Date (a copy of each of which is at Attachment I);

"Accounts Date"     means 30 December 2000;

"Acquired Business" means the business of the Companies as carried on at the date of this Agreement consistent with past practices;

"Affiliate"         has the meaning set forth in Rule 12b-2 of the U.S.
                    Securities Exchange Act of 1934, as amended;

"Agreed Form"       in relation to any document means such document in the
                    form initialed for the purposes of identification only by the Purchaser's Solicitors and the Seller's Solicitors;

"Assurance"         means any warranty, representation, statement, assurance,
                    covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever;

"Bank Deeds of
  Release" means the deeds in the Agreed Form to be delivered to the Buyer at Completion following assumption of the Bank Indebtedness by Warner's (United Kingdom) Limited whereunder Societe Generale releases each Encumbrance it holds over any member of the Group or their respective assets and releases each member of the Group from any and all obligations relating to the Bank Indebtedness;

"Bank Indebtedness" all amounts owing by Penhaligon's Limited to Societe
                    Generale or its syndicates at the Completion Date (including, without limitation, amount of principal debt, accrued interest, accrued fees and charges);

"Business Day"      means a day (other than a Saturday or a Sunday) on which
                    banks are open for business in New York City and the City of London;

"Companies"         means, together, Penhaligon's Limited (basic information
                    concerning which is set out in Part I of Schedule 5) and Penhaligon's Pacific Limited (basic information concerning which is set out in Part II of Schedule 5);

"Companies Acts"    means the Companies Act 1985, the Companies Consolidation
                    (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1994;

"Completion"        means completion of the sale and purchase of the Shares
                    under this Agreement;

"Completion Date"   means the date of Completion;

"Completion
Documents"          means all agreements, instruments, contracts or other
                    documents contemplated by this Agreement;

"Conditions"        means the conditions to Completion set forth in clause 4;

"Connected Person"  means a Person connected (within the meaning of
                    Section 839 Income and Corporation Taxes Act 1988) with the Seller or any of the directors (or any former director) of the Group

"Consent"           includes any licence, approval, authorisation, permission, waiver, order or exemption;

"Data Room"         means those documents referred to in the list in the Agreed
                    Form entitled "Data Room List" and forming Attachment III;

"Disclosure Letter" means the letter dated with the same date as this agreement written by the Seller to the Purchaser for the purposes of paragraph 11 of Schedule 4;

"Encumbrances"      means any interest or equity of any person (including any
                    right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

"Environmental
 Laws" all applicable statutes and subordinate legislation and other supranational, national, federal, state and local laws, civil code or common law, industry agreements, guidance notes or codes of conduct insofar as they relate to or apply to Environmental Matters which have the force of law at the date of this Agreement;

"Environmental
 Matters" all matters related to pollution, contamination, human health and/or the environment, including but not limited to those matters relating to radiation, health and safety, waste, nuisance, discharges, emissions, deposits, disposals and releases to land, air and water, and the sale, import, export, manufacture, use, treatment, storage, handling, deposit, transport or disposal of chemicals, wastes, radioactive substances or any other polluting, dangerous, hazardous or toxic substances or materials or forms of energy;

"Escrow Account"    shall mean the account maintained by the Escrow Agent under the Escrow Agreement;

"Escrow Agent"      shall mean the escrow agent (as shall be agreed by the
                    parties) under the Escrow Agreement;

"Governmental
 Entity" means any federal, state, city, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, commission, board, tribunal, bureau or other authority or instrumentality, domestic or foreign;

"Group" means, together, the Companies and Penhaligon's & Jeavons Investment Co Limited, Mulmkion BV and LMK Limited, (basic information concerning which is set out in Parts I, II and III of Schedule 6) and where the context so requires, includes any one or more of such companies;

"ICTA 1988"         means the Income and Corporation Taxes Act 1988;

"Indebtedness"      of any person shall mean all obligations of such Person
                    (whether for principal, interest, premiums, prepayment fees, penalties or otherwise) (i) for or in respect of borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for or in respect of the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under or arising from leases which are required to be capitalized in accordance with UK GAAP or letters of credit or (v) in the nature of guarantees of any of the obligations described in clauses (i) through (iv) above of any other Person;

"Information
 Memorandum"        means the information memorandum relating to the Acquired
                    Business prepared by The Warnaco Group Inc. on behalf of the Seller and dated September 2001;

"Intellectual
 Property"          means patents, trade marks and service marks, rights in
                    designs, trade or business names or signs, copyrights
                    (including rights in computer software) and topography rights (whether or not any of these is registered and including applications for registration of any such thing) and rights under licences and consents in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

"Management
 Accounts"          the unaudited management accounts of each member of the
                    Group for the ten month period ended 31 October 2001;

"Material Contract" means any arrangement, understanding, commitment, agreement or contract calling for payments by any party thereto in excess of 'L'100,000 in any one year;

"Net Working
 Capital Amount"    means the consolidated current assets and debtors of the
                    Group less the amount of the Group's creditors and provisions for liabilities as at the close of business on the Completion Date determined in accordance with clauses
                    3(C) to 3(F) and Schedule 8;

"Net Working Capital
 Statement"         means a statement of the Net Working Capital Amount to be
                    prepared in accordance with clauses 3(C) to 3(F) in the format set out in Schedule 8;

"Proceedings"       means any proceeding, suit or action arising out of or in
                    connection with this Agreement;

"Properties"        means leasehold properties specified in Schedule 7;

"Purchase Price"    means US$11 million (eleven million US dollars);

"Purchaser's Group" means the Purchaser, its subsidiaries (including each member of the Group), any holding company of the Purchaser and all other subsidiaries of any such holding company from time to time;

"Purchaser's
 Solicitors"        means Kaye Scholer LLP of 425 Park Avenue, New York, New
                    York 10022 and 10th Floor, 88 Wood Street, London EC2V 7RS;

"Seller's Group"    means the Seller and any of its subsidiary (other than
                    members of the Group) and subsidiary undertakings, any affiliate and any holding company of the Seller and all other subsidiaries and affiliates of any such holding company from time to time;

"Seller's
 Solicitors"        means Skadden, Arps, Slate, Meagher & Flom LLP; One Canada
                    Square, Canary Wharf, London E14 5DS;

"Senior Employee"   means any one of the Employees who is entitled to emoluments at a rate (or in the case of fluctuating amounts) an average annual rate over the last three financial years, in excess of 'L'30,000 per annum and every director who is also an employee;

"Shares" means, together, all the issued shares in the capital of LMK Limited, 41 ordinary shares in the capital of Penhaligon's & Jeavons Investment Co. Limited (being 51 per cent. of its issued share capital), 20,400 ordinary shares in the capital of Mulmkion BV (being 51 per cent. of its issued share capital) and 50 ordinary shares in the capital of Penhaligon's Pacific Limited (being 50 per cent. of its issued share capital);

"so far as the
 Seller is aware"   means so far as is within the actual knowledge (having made reasonable enquiry) of the persons whose names are set out below in this definition at the time of the execution of the Disclosure Letter by the Seller:

                    Charlie Wong, Michelle Stewart, Gregg Holst

                    and all other phrases in this Agreement relating to the knowledge, information and belief or awareness of the Seller shall be construed as a reference to "so far as the Seller is aware" as so defined;

"Stock" raw materials, consumables, finished goods and goods for resale held by the Companies on the date hereof;

"Tax" or "Taxation" means any form of tax or any levy, impost, duty, contribution or withholding in the nature of tax (whether of the United Kingdom or elsewhere) imposed, collected or assessed by, or payable to, a Tax authority and all penalties and interest included in or relating to any of the above and any objections under any agreement or arrangements with respect of any Tax;

"Tax Authority"     means any domestic or foreign revenue, customs or fiscal
                    governmental, federal, state, community, municipal or city or local regional authority, body or person competent to impose or collect Tax;

"Tax Covenant"      means the tax deed of covenant in the Agreed Form set out in
                    Attachment IV;

"Tax Liability"     has the meaning in the Tax Covenant;

"Tax Warranties"    means the Warranties which mention or relate to Tax;

"TCGA 1992"         means the Taxation of Chargeable Gains Act 1992;

"VATA 1994"         means the Value Added Tax Act 1994;

"Warner's Deed of
 Release" means the deed in the Agreed Form to be entered into at Completion by Warner's (United Kingdom) Limited and Penhaligon's Limited releasing Penhaligon's from all obligations and liabilities to repay the Warner's Indebtedness;

"Warner's
 Indebtedness"      means the debt owed by Penhaligon's Limited to Warner's
                    (United Kingdom) Limited and any interest related thereto and any guarantee related thereto;

"Warranties"        means the warranties set out in Schedule 3 and "Warranty"
                    shall be construed accordingly; and

"Working Hours"     means 9.30 a.m. to 5.30 p.m. on a Business Day.

(A)      In this agreement, unless otherwise specified:-

         (i) references to Clauses, Schedules and Attachments are to Clauses, Schedules and Attachments to this Agreement;

         (ii) a reference to a sub-clause is to a sub-clause of the Clause in which such reference appears, to a paragraph is to a paragraph of the sub-clause in which such reference appears and to a sub-paragraph is to a sub-paragraph of the paragraph in which such reference appears;

         (iii) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase or alter the liability of the Seller under this Agreement;

         (iv) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

         (v) references to a "person" shall be construed so as to include any individual, firm, company, Government Entity, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

         (vi) the expressions "holding company", "subsidiary" and "wholly-owned subsidiary" shall have the meaning given in the Companies Act 1985;

         (vii) a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 ICTA 1988;

         (viii) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

         (ix)     references to times of the day are to London time;

         (x) headings are for convenience only and do not affect the interpretation of this Agreement; and

         (xi) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

                                   SCHEDULE 2

                             Completion arrangements


At Completion:

         (i) the Seller shall deliver to the Purchaser or the Purchaser's Solicitors such duly executed transfers in respect of the Shares in favour of the Purchaser or such nominee of the Purchaser as the Purchaser may nominate and share certificates for the Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of the Seller;

         (ii) the Seller shall duly execute and deliver the Tax Covenant to the Purchaser and the Purchaser shall duly execute and deliver a counterpart of it to the Seller;

         (iii) the Seller shall deliver to the Purchaser an original Warner's Deed of Release duly executed on behalf of Warner's (United Kingdom) Limited and Penhaligon's Limited;

         (iv) the Seller shall deliver to the Purchaser a Services Agreement executed by Warnaco Inc. and Warner's (United Kingdom) Limited in the Agreed Form and the Purchaser shall deliver a counterpart of it to the Seller under which the relevant member of the Seller's Group will provide certain services, including those pursuant to which the Purchaser shall manage the catalogue operations and operation at 870 Madison Avenue of the Acquired Business (for its own profit and loss), and office space to the Purchaser at the current cost charged to the relevant members of the Group by the relevant members of the Seller's Group for a period of one year terminable by either party on 90 days notice;

         (v) the Seller shall deliver to the Purchaser a duly executed sub-lease or licence in the Agreed Form in respect of office space with respect to (i) 149 Madison Avenue, New York; (ii) Unit 5-7 Blenheim Court, Brewery Road, London N7; and (iii) the Shop, 9 Princes Building, Hong Kong from Warnaco (HK) Limited; and Seller cause its Affiliates not to take any action which could adversely effect the rights of the Purchaser to use the premises described in clauses (ii) and
                  (iii);

         (vi) the Seller shall deliver to the Purchaser originals of the Bank Deed of Release duly executed by or on behalf of the relevant lenders of the Group;

         (vii) the Seller shall deliver to the Purchaser or the Purchaser's Solicitors such of the following as the Purchaser may require:

                  (a) the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation

                           (and any certificate of incorporation on change of name) and common seal (if any) of each member of the Group;

                  (b) title deeds relating to Properties so far as they are in the possession of the Seller; and

                  (c) a copy of the minutes of a duly held meetings of the directors of the Seller authorising the execution by the Seller of this Agreement and the Tax Covenant and any other documents (such copy minutes being certified as correct by the secretary of the Seller).

         (viii) the Seller shall deliver to the Purchaser certificates in respect of all issued shares in the capital of each of the members of the Group and subsidiaries of any member of the Group and duly executed transfers of all shares in any member of the Group and any subsidiary held by any person other than the Seller in favour of such persons as the Purchaser shall direct;

         (ix) the Seller shall deliver to the Purchaser such waivers, consents or other documents (including any power of attorney under which any document required to be delivered under this Schedule has been executed) in the Agreed Form as are required to enable the Purchaser and its nominee(s) to be registered as the holders of the Shares and to acquire all of the assets of the Acquired Business (including all Contracts and Permits) without creating a default under any contract, agreement, lease or other instrument to which any member of the Group as a party or to which its assets are subject;

         (x) the Seller shall deliver to the Purchaser all charges, mortgages, debentures and guarantees to which any member of the Group or any of their subsidiaries is a party together with duly sealed discharges and (where applicable) deeds of release (in the Agreed Form) and forms No. 403a duly sworn and completed in respect of them and any covenants in connection with them;

         (xi) the Seller shall deliver to the Purchaser certificates from each of the banks at which the members of the Group and each of their subsidiaries maintains an account of the amount standing to the credit or debit of all such accounts as at the close of business on the last Business Day before the Completion meeting;

         (xii) the Seller shall deliver to the Purchaser the cash book balances of the Group and each of the subsidiaries as at Completion with statements reconciling such cash book balances and the relevant cheque books with the balances on the bank accounts of the members of the Group and each of their subsidiaries as shown by the certificates referred to in paragraph (xi) above;

         (xiii) the Seller shall deliver to the Purchaser the cheque books relating to all the bank accounts of the members of the Group and each of their subsidiaries, together with confirmation that no cheques have been written by any member of the Group or any of their subsidiaries since preparation of the statements referred to in paragraph (xii);

         (xiv) the Seller shall deliver to the Purchaser evidence in the Agreed Form that (a) all debts and accounts between any member of the Group or any Affiliate of any member of the Group (of the one part) and the Seller or any Connected Person or any Affiliate of the Seller, excluding any member of the Group (of the other part), have been fully paid, settled and all liability with respect thereto had been released and (b) all guarantees or other undertakings with respect to any obligations, covenants, liabilities or Indebtedness of the Seller or any connected Person or any Affiliate of the Seller by any member of the Group have been fully released and terminated at or prior to the Completion Date;

         (xv) each of the parties to the Escrow Agreement shall have executed and delivered the Escrow Agreement which will provide for payment for breaches of the Agreement and payment of certain amounts contemplated by the Agreement;

         (xvi) the Seller shall have delivered the release of all claims and rights against the members of the Group in the Agreed Form;

         (xvii) the Seller shall procure Michelle Stewart, Jocelyn Broughton, Rosemary Kemp, Stanley Silverstein, Linda Wachner, James Colclough, Richard Ireson, Edward Noel, Ian Crosby and Laurence Hart to resign their offices as directors and secretary of the relevant members of the Group, such resignations to be tendered at the board meetings referred to in paragraph (xxiv) below;

         (xviii) (if required by the Purchaser) the Seller shall procure the present auditors of each member of the Group to resign their office as such, and to deposit at the registered office of the relevant member of the Group a letter notifying their resignation;

         (xix) the Seller shall use its reasonable efforts to eliminate Warnaco Inc. as a party to the Distribution Agreement among Penhaligon's Limited, Warnaco Inc. and Morris Profumi - Div. Henkel SPA and the Agreement with Pacific Direct Limited, Warnaco Inc. and Penhaligon's Limited;

         (xx) the deed of option, dated March 27, 1997, between PenHal Investments, Inc., Streamchase Limited and Mullion International Limited and other relating to the shares in capital of Streamchase Limited and an intellectual property holding company shall have been released;

         (xxi) the deed of option with respect to shares of Mulmkion B.V. among PenHal Investments Inc., Mulmkion B.V. and Mullion International Limited and Penhaligon's & Jeavons Investment Co. Limited dated

                  April 6, 1998 and all exercise agreements, shareholders' agreements and articles of association shall be terminated.

         (xxii) the Seller shall procure board meetings of each member of the Group to be held at which:-

                  (a) it shall be resolved that each of the transfers relating to the Shares shall be approved for registration and ((if appropriate) subject only to the transfer being duly stamped) each transferee registered as the holder of the Shares concerned in the register of members;

                  (b) each of the persons nominated by the Purchaser shall be appointed directors and/or secretary, as the Purchaser shall direct;

                  (c) the resignations of the directors and secretary referred to in paragraph (v) shall be tendered and accepted so as to take effect at Completion;

                  (d) the situation of the registered office of the members of the Group shall be changed to such address as the Purchaser may nominate;

                  (e) such other business as the Purchaser may reasonably require shall be conducted; and

                  that minutes of each duly held board meeting, certified as correct by the secretary of the relevant company and the resignations and acknowledgements, referred to are delivered to the Purchaser's Solicitors; and

         (xxiii)  the Purchaser shall:-

                  (a) pay the Purchase Price (less the amount to be paid to the Escrow Agent as contemplated below) to the Seller's bank account (as it shall notify the Purchaser prior to Completion) by way of telegraphic transfer and pay US$1,700,000 to the Escrow Agent to be held pursuant to the Escrow Agreement;

                  (b) deliver to the Seller a copy (certified by the secretary of the Purchaser to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Purchaser which authorised the execution and delivery of this Agreement and all other relevant agreements and documents referred to herein.

                                   SCHEDULE 3

                                 The Warranties


1.       Ownership of the Shares

(A)      The Seller is the sole legal and beneficial owner of the Shares.

(B) There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance or equity on, over or affecting the Shares or the shares of Penhaligon's Limited (or any of them) and there is no agreement or commitment to give or create any.

2.       Capacity of the Seller

(A) The Seller has the requisite power and authority to enter into and perform this Agreement.

(B) This Agreement constitutes, and the other documents to be executed by the Seller at Completion will when executed constitute, binding obligations of the Seller in accordance with its respective terms.

(C) The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement will not:-

         (i) result in a breach of any provision of the memorandum or articles of association of the Seller or any member of the Group;

         (ii) result in a breach of, or constitute a default under, any instrument to which the Seller or any member of the Group is a party or by which the Seller or any member of the Group is bound and which is material in the context of the transactions contemplated by this Agreement; or

         (iii) result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller or any member of the Group is a party or by which the Seller is bound and which is material in the context of the transactions contemplated by this Agreement.

3.       Arrangements between the Group and the Seller's Group

(A) No material contract or arrangement other than on arm's length terms is outstanding between any member of the Group and any member of the Seller's Group or any person who is a director of or connected with any such member of the Seller's Group.

(B) As at the Completion Date, there will be no Indebtedness, claims, liabilities, rights, guarantees or other entitlements outstanding against any member of the Group.

4.       Group structure, etc.

(A) The Shares comprise the whole of the issued and allotted share capital of LMK Limited, 51 per cent. of the issued and allotted share capitals of Penhaligon's & Jeavons Investment Co Limited and Mulmkion BV and 50 per cent. of the issued and allotted share capital of Penhaligon's Pacific Limited, and all of them are fully paid up.

(B) LMK Limited is the sole legal and beneficial owner of the issued and allotted share capital of Penhaligon's & Jeavons Investment Co Limited, Mulmkion BV and Penhaligon's Pacific Limited not comprising the Shares.

(C) Penhaligon's Limited is a wholly-owned subsidiary of Penhaligon's & Jeavons Co. Limited.

(D) There is no agreement or commitment outstanding entered into by any member of the Seller's Group which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of, any shares (including the Shares) or debentures in or securities of any member of the Group.

(E) The information given in Schedules 5 and 6 is true and accurate in all material respects.

(F) No member of the Group has any interest in the share capital of any company which is not a member of the Group.

(G) No member of the Group acts or carries on business in partnership with any other person or is a member (otherwise than through the holding of share capital) of any corporate or unincorporated body, undertaking or association (other than a trade association) or holds or is liable on any share or security which is not fully paid up or which carries any liability.

(H) Save as disclosed, no member of the Group has any branch, agency, place of business or permanent establishment outside the United Kingdom.

(I) No member of the Group trades under a name other than its corporate name (excluding trademarks registered in a name other than its corporate name).

(J) There is no Encumbrance on, over or affecting any of the Shares or any issued shares (which are all held by Seller or another member of the Group) or any unissued shares, debentures or other securities of any member of the Group and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of any member of the Group. There is no agreement or commitment outstanding entered into by any member of the Group or any other person which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of, any shares (including the Shares) or debentures in or securities of any member of the Group. There are no shareholders agreement, voting rights, tag-along, drag-along, put, call or other similar agreements affecting the securities of any member of the Group.

(K) The shares in the subsidiaries of any member of the Group or any member of the Group which are not Shares are in each case held by a member of the Group free from all Encumbrances and with all rights attaching to them, no member of the Group owns or has agreed to acquire any shares, loan capital or other securities (legally or beneficially) in any other company.

5.       Ownership, Condition and Sufficiency of Assets

(A) Each of the material assets included in the Accounts or acquired by relevant member of the Group since the Accounts Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by relevant member of the Group and each of those assets capable of possession is in the possession of the relevant member of the Group. The assets held by the Group constitute all of the assets necessary to conduct the Business of the Group in a manner consistent with past practices and will be all of the assets necessary for the Purchaser to conduct the business, consistent with past practices, following Completion.

(B) Upon Completion, no option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or Encumbrance or equity on, over or affecting the whole or any part of the assets of any member of the Group will be outstanding (other than any asset acquired in the ordinary course of business on terms that the property does not pass until payment is made) and there will be no agreement or commitment entered into by any member of the Group to give or create any and no claim has been made against any member of the Group by any person to be entitled to any.

(C) Save as disclosed, the Group owns, possesses or has rights to use all tangible and intangible assets, Intellectual Property, know-how and
         Properties:

         (i) for it to operate its business as it has been operated in the past; and

         (ii) (following Completion) to enable the Purchaser to conduct the Acquired Business in the same manner as the Group conducted the Acquired Business prior to Completion.

6.       Stock

Save for a de minimus amount, the stock is undamaged and (to the extent it is finished goods for resale) it is in merchantable condition.

7.       Accuracy of information

(A) The statutory books (including all registers and minute books) of each member of the Group have in all material respects been properly kept and contain a record of the matters which should be dealt with in those books and no notice in writing that any of them is materially incorrect or should be rectified has been received by any member of the Group.

(B) The copies of the memorandum and articles of association or other like constitutional documents of each member of the Group contained in the Data Room are complete and accurate copies in all material respects.

8.       Accounts and Management Accounts

(A)      So far as the Seller is aware, the Accounts when taken as a whole:-

         (i) were prepared in accordance with accountancy practices generally accepted in the relevant jurisdiction of the relevant member of the Group at the time they were audited; and

         (ii) (insofar as the accounts for the year ended 31 December 2000 are concerned) show a true and fair view of the assets and liabilities of the relevant member of the Group as at the Accounts Date and of their profits or losses for the financial period ended on that date, provided that the foregoing shall not constitute an Assurance as to any particular item in the Accounts.

(B) So far as the Seller is aware, the Management Accounts have been prepared using the same accounting policies and principles as the Accounts of the relevant member of the Group to which they refer and reasonably accurately state the level of turnover and expenditure for the relevant period and reasonably accurately reflect the state of affairs and financial position of the Group for the ten months ended 31 October 2001.

9.       Events since the Accounts Date

Since the Accounts Date:-

         (i) so far as the Seller is aware, there has been no material adverse change in the financial position of the Companies;

         (ii) so far as the Seller is aware, the Acquired Business has in all material respects been carried on in the ordinary course;

         (iii) no asset of a value in excess of 'L'10,000 of the Companies has been acquired or disposed of on capital account or has been agreed to be acquired or disposed of;

         (iv) no resolution of any member of the Group in general meeting has been passed other than resolutions relating to the routine business of annual general meetings;

         (v) no member of the Group has declared, authorised, made or paid to its members any dividend or other similar distribution;

         (vi) no member of the Group has allotted or issued or agreed to issue or granted an option or other right to acquire any share capital;

         (vii) no member of the Group has redeemed or purchased or offered or agreed to redeem or purchase any of its share capital; and

         (viii) LMK Limited, Mulmkion BV and Penhaligon's & Jeavons Investment Co Limited have not carried on any trading activity.

10.      Contracts and commitments

(A) The Data Room contains or refers to each outstanding contract or arrangement entered into by any member of the Group which:

         (i)      is a Material Contract;

         (ii) restricts it from carrying on the business of that member of the Group in any part of the world;

         (iii) is a joint venture agreement or arrangement under which it is to participate with any other person in any business;

         (iv)     is an agency or distributorship contract or arrangement; or

         (v)      is made with any member of the Seller's Group.

(B)      The Disclosure Letter has attached to it a copy of each Material
         Contract.

(C) No member of the Group is a party to any contract or arrangement which is not contained or referred to in the Data Room and which:

         (i) is a contract or arrangement which has an unexpired term of three or more years and which is material in relation to the Acquired Business;

         (ii) can be terminated by any other party thereto in the event of a change of control of that member of the Group and which is material in relation to the Acquired Business; or

         (iii) makes it liable to make any investment in securities or make any loan (other than trade credit) to any person.

(D) So far as the Seller is aware, no member of the Group is in material breach of any contract or arrangement which is material in the context of the Acquired Business and, so far as the Seller is aware, no other party to any such contract or arrangement is in material breach of any such contract or arrangement.

11.      Bank accounts and borrowings

(A) Details of all bank accounts maintained by any member of the Group (comprising, in each case, the name and address of the bank with whom the account is kept and the number and nature of the account) are set out in or attached to the Disclosure Letter.

(B) The Data Room contains the terms of each overdraft, loan and other similar financial facility available to each member of the Group other than from a member of the Seller's Group.

(C) The total amount borrowed by each member of the Group does not exceed any limitation in its financial facilities or articles of association.

12.      Powers of attorney

No member of the Group has given any power of attorney, proxy or similar authority (other than such given to an officer of a member of the Group in the ordinary course of the business of that member of the Group) which is still outstanding.

13.      Grants and allowances

No member of the Group has received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency during the last three years which is currently repayable as a result of any act or failure to act by the member of the Group concerned or which would be repayable as a result of the sale of the Shares to the Purchaser.

14.      Compliance with laws

Since 1 January 1999, neither the Seller nor any members of the Group has received any notice of a failure to comply with any applicable laws material to the Acquired Business as currently conducted and, so far as the Seller is aware, no material contravention or allegation of a material contravention of any applicable law is known to any member of the Group or the Seller.

15.      Licences

So far as the Seller is aware, all governmental licences, consents, permissions and approvals which are material and necessary to the on going operations of any member of the Group are held by the relevant member of the Group.

16.      Litigation

(A) No member of the Group is engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise which is material in the context of the Acquired Business as a whole.

(B) So far as the Seller is aware, no such litigation or arbitration, administrative or criminal proceedings as are referred to in paragraph
         (A) above are pending or threatened.

17.      Delinquent and wrongful acts

(A) So far as the Seller is aware, no member of the Group has committed any criminal or illegal act which would have a material adverse effect on the Acquired Business as a whole.

(B) So far as the Seller is aware, no member of the Group has received notification that any investigation or inquiry is being or has been conducted by any supranational, national or local authority or governmental agency in respect of the business or affairs of any member of the Group.

18.      Ownership of land

(A) The legal estate in the Properties is vested in the relevant member of the Group specified in column 3 of the relevant section of Schedule 7.

(B) The Properties are the only immovable property used by the Group in conducting the Acquired Business.

(C) So far as the Seller's aware, each of the Properties is in a reasonable state of repair and condition fair wear and tear excepted.

19.      Intellectual Property

(A) Details of all registered Intellectual Property owned by any member of the Group are set out in Schedule 9.

(B) All renewal fees and steps required for the maintenance or protection of the rights disclosed pursuant to paragraph (A) above have been paid or taken and none of such rights are subject to any challenge or attack by a third party or competent authority of which the Seller has been notified.

(C) No member of the Group nor any other party is, so far as the Seller is aware, in breach of any licence.

(D) So far as the Seller is aware, the processes and methods employed, the services provided, the businesses conducted and the products manufactured, used or dealt in by each member of the Group do not infringe the rights of any other person in any Intellectual Property.

(E) So far as the Seller is aware, there is no unauthorised use or infringement by any person of any Intellectual Property owned or otherwise required for the business of any member of the Group.

20.      Insurances

Copies of the insurance policies in respect of which any member of the Group has an interest are set out in the Disclosure Letter and, so far as the Seller is aware, no claims are outstanding thereunder.

21.      Employment

(A) A list of the names, jobs and terms of employment (including the emoluments and material benefits) of each Senior Employee are set out in the Disclosure Letter.

(B) Save as disclosed and set out in the Disclosure Letter, any contract of employment with any Employee to which any member of the Group is a party can be terminated by the employing company without damages or compensation (other than that payable under the Employment Rights Act
         1996) by giving at any time only the minimum statutory notice under the Employment Rights Act 1996.

(C) No Senior Employee has given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any such Senior Employee director or employee or former Senior Employee is in arrears and unpaid other than his salary for the month current at the date of this Agreement.

(D) Since the Accounts Date, no material change has been made in the emoluments or other terms of employment of any Senior Employee save for increases in emoluments made in accordance with the normal practice of the Seller's Group.

(E) So far as the Seller is aware there is no material dispute between any member of the Group and any trade union or other organisation formed for a similar purpose existing, pending or threatened in writing to any member of the Group and there is no collective bargaining agreement (whether binding or not) to which any member of the Group is a party.

(F) So far as the Seller is aware no member of the Group has outstanding any material undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement in that jurisdiction of personnel by any member of the Group.

22.      Pensions

(A) Copies of the explanatory booklet issued to employees who are members of the personal pension schemes comprising the general personal pension scheme ("GPP") have been disclosed to the Purchaser.

(B) Details of the rates of employer and member contributions currently payable in respect of the personal pension schemes comprising the GPP have been disclosed to the Purchaser and all such contributions which have fallen due have been paid.

(C) The personal pension schemes comprising the GPP are approved under Chapter IV of Part XIV of the Income and Corporation taxes Act 1988.

23.      Tax

(A) All tax for which a member of the Group is liable or for which a member of the Group is liable to account has been duly paid (insofar as it ought to have been paid including (without limitation) payments under the Corporation Tax (Installment Payments) Regulations 1998).

(B) The corporation tax return for the year ended 31 January 1999 for Penhaligon's Limited showed a trading loss carry forward of 'L'12.6 million which was settled with the Inland Revenue. The corporation tax return for the eleven months ended 31 December 1999 for Penhaligon's Limited showed a trading loss carry forward of 'L'3 million which has been filed with, but not been settled by, the Inland Revenue. The corporation tax return for the year ended 31 December 2000 for Penhaligon's Limited shows a trading loss carry forward of 'L'12,595,716 which has not yet been filed with the Inland Revenue. So far as the Seller is aware, the figures for trading loss carry forward which have not been approved by the Inland Revenue represent the trading loss carry forward position at the relevant year end.

24.      Tax returns, disputes, records and claims etc.

(A) Each member of the Group has made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any Tax Authority. All such submitted items are true and accurate in all material respects.

(B) No member of the Group is involved in any current material dispute with any Tax Authority nor has any member of the Group since 1 January 1999 been the subject of any non-routine investigation, audit or visit by any Tax Authority and so far as the Seller is aware, there are no facts which might cause such an investigation, audit or visit to be instituted.

25.      Stamp duty

All material documents which are required to be stamped and which are in the possession of any member of the Group have been duly stamped.

26.      Value added tax

Penhaligon's Limited has made, given, obtained and kept all material records, invoices and other documents appropriate or required for the purposes of VATA 1994 and is not in arrears with any payments or returns due and has not been required by the Commissioners of Customs & Exercise to give security under paragraph 4 of Schedule 11 to VATA 1994.

27.      Deductions and withholdings

Each member of the Group has made all deductions in respect, or on account, of any tax from any payments made by it which it is obliged to make and has accounted in full to the appropriate Tax Authority for all amounts so deducted.

28.      Residence

The country which is given in Schedule 5 or Schedule 6 as the tax residence of each member of the Group is the only country whose Tax Authorities seek to charge tax on the worldwide profits or gains of that member of the Group and no member of the Group has ever paid tax on income profits or gains to any tax authority in any other country except that mentioned in Schedule 5 or Schedule 6 in respect of it.

29.      Broker's fees

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorised to act on behalf of the Seller that might be entitled to any fee or commission from the Seller or any member of the Group in connection with the transactions contemplated by this Agreement.

30.      Environmental

So far as the Seller is aware, neither the Group nor any of the Properties is subject to any order or notice issued under any Environmental Law and each member of the Group and each of the Properties comply in all material respects with Environmental Laws.

31.      Undisclosed Liabilities

So far as the Seller is aware, save for liabilities provided for the Accounts or in the relevant Management Accounts, no member of the Group has an individual liability (or series of related liabilities) which would have a material adverse effect on the Group as a whole.

32.      Data Room

The documents and information comprising the Data Room as augmented from time to time following the requests of the Purchaser as made available to the Purchaser are accurate and complete in all material respects and are not misleading and constitute all the documents and the information material for inclusion in the Data Room as is reasonable and customary to include.

                                   SCHEDULE 4

                           (Limitations on liability)


1.       Limitation on quantum and general

(A) The Purchaser shall not be entitled in any event to damages or other payment in respect of any claim or claims under any of the Warranties or the Tax Covenant in respect of any individual claim (or series of related claims with respect to related facts or circumstances):

         (i)      for less than US$25,000; or

         (ii) unless and until the aggregate amount of all such claims (taking no account of those referred to in paragraph (i) above) exceeds US$200,000.

(B) The total aggregate liability of the Seller under the Warranties and the Tax Covenant shall not in any event exceed an amount equal to US$1,700,000.

(C) The Purchaser shall not be entitled to claim for any indirect or consequential loss (including loss of profit).

(D) Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this schedule.

2.       Time limits for bringing claims

         No claim shall be brought against the Seller in respect of any of the Warranties or under the Tax Covenant unless the Purchaser shall have given to the Seller written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing the Purchaser's calculation of the loss thereby alleged to have been suffered by it) on or before the date falling on the first anniversary of the Completion Date or on the objection deadline date with respect to a hearing on the disclosure statement associated with the plan of reorganization of the Warnaco Group proposed by or filed with the concurrence of debtors (whichever is the earlier) PROVIDED that the liability of the Seller in respect of such claim shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within 6 months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller.

3.       Conduct of litigation

(A) Upon the Purchaser or any member of the Purchaser's Group becoming aware of any claim, action or demand against it or any other matter likely to give rise to any claim in respect of any of the Warranties (other than the Tax

         Warranties, to which Clause 8 of the Tax Covenant shall apply), the Purchaser shall:-

         (i) as soon as practicable notify the Seller by written notice as soon as it appears to the Purchaser that any assessment or claim of a third party received by or coming to the notice of the Purchaser or any member of the Purchaser's Group may result in a claim under the Warranties;

         (ii) subject to the Seller indemnifying the Purchaser in a form reasonably satisfactory to the Purchaser against any liability, cost, damage or expense which may be incurred thereby, take such action and give such information and access to personnel, premises, chattels, documents and records to the Seller and its professional advisers as they may reasonably request and the Seller shall be entitled to require any relevant company to take such reasonable action and give such reasonable information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

         (iii) at the request of the Seller, allow the Seller to take the sole conduct of such actions as the Seller may deem appropriate in connection with any such assessment or claim in the name of the Purchaser or any relevant company and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as the Seller may require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisors as the Seller may nominate to act on behalf of the Purchaser or any relevant company, as appropriate, but to act in accordance with the Seller's sole instructions;

         (iv) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Seller; and

         (v) take all reasonable action to mitigate any loss suffered by it or any member of the Purchaser's Group in respect of which a claim could be made under the Warranties.

(B) The Seller shall be entitled at any stage and at its sole discretion to settle any such third party assessment or claim.

4.       No liability if loss is otherwise compensated for

(A) The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of any individual breach of the Warranties.

(B) No liability shall attach to the Seller by reason of any breach of any term of the Warranties to the extent that the same loss has been recovered by the Purchaser under any other terms of this Agreement or any other document referred to herein.

(C) The Seller shall not be liable for breach of any of the Warranties to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser or any other member of the Purchaser's Group.

5.       Recovery From Insurers and other Third Parties

(A) If, in respect of any matter which would give rise to a claim under the Warranties, any member of the Purchaser's Group is entitled (or would have been so entitled had any of them maintained in force the policies of insurance maintained by or on behalf of the relevant member of the Group immediately prior to Completion or policies providing equivalent cover thereto) to claim under any policy of insurance, then no such matter shall be the subject of a claim under the Warranties unless and until the appropriate member of the Purchaser's Group shall have made a claim against its insurers and used all reasonable endeavours to pursue such claim and any such insurance claim (or any claim which could have been made had such policies or their equivalents been maintained as aforesaid) shall then reduce by the amount recovered or extinguish any such claims under the Warranties.

(B) Where the Purchaser or any member of the Purchaser's Group is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Warranties (other than the Tax Warranties, to which the provisions of Clause 5 of the Tax Covenant shall apply) the Purchaser shall, and shall procure that the member of the Purchaser's Group concerned shall, take all reasonable steps to enforce such recovery prior to taking action against the Seller (other than to notify the Seller of the claim against the Seller) and, in the event that the Purchaser or any member of the Purchaser's Group shall recover any amount from such other person, the amount of the claim against the Seller shall be reduced by the amount recovered.

(C) If the Seller pays at any time to the Purchaser or any member of the Purchaser's Group an amount pursuant to a claim in respect of the Warranties (other than the Tax Warranties, to which the provisions of Clause 5 of the Tax Covenant shall apply) or under any provision of this Agreement and the Purchaser or member of the Purchaser's Group subsequently recover from some other person any sum in respect of any matter giving rise to such claim, the Purchaser shall, and shall procure that the other member of the Purchaser's Group repay to the Seller the lesser of (i) the amount paid by the Seller to the Purchaser or other member of the Purchaser's Group and (ii) the sum (including interest (if any)) recovered from such other person.

6.       Acts of Purchaser

(A) Subject to paragraph 6(C), no claim shall lie against the Seller under or in relation to the Warranties to the extent that such claim is attributable to:

         (i) any voluntary act, omission, transaction, or arrangement carried out at the request of or with the consent of the Purchaser or by a member of the Purchaser's Group before Completion or under the terms of this Agreement or any other agreement contemplated by it;

         (ii) any voluntary act, omission, transaction, or arrangement carried out by the Purchaser or by a member of the Purchaser's Group on or after Completion; or

         (iii) any admission of liability made in breach of the provisions of this schedule after the date hereof by the Purchaser or on its behalf or by persons deriving title from the Purchaser or by a member of the Purchaser's Group on or after Completion.

(B) Subject to paragraph 6(C), the Seller shall not be liable for any breach of any Warranty which would not have arisen but for any reorganisation or change in ownership of any member of the Purchaser's Group after Completion or any accounting basis on which any member of the Purchaser's Group values its assets or any accounting policy or practice of any member of the Purchaser's Group which is different from that adopted or used in the preparation of the Accounts.

(C) Paragraphs (A) and (B) shall not apply to the Tax Warranties (which instead shall be governed by the provisions of the Tax Covenant).

7.       The Accounts

(A) No matter shall be the subject of a claim under the Warranties (other than the Tax Warranties, to which the provisions of Clause 3 of the Tax Covenant shall apply) to the extent that allowance, provision or reserve in respect of such matter shall have been made in the debtors in the Accounts or shall have been otherwise taken account of or reflected in the Accounts.

(B) Notwithstanding sub-paragraph (A), if at any time after Completion the amount of any allowance, provision or reserve made in the Accounts or otherwise taken account of or reflected therein is found to be in excess of the matter for which such allowance, provision or reserve was made, the amount of such excess (the "Excess Amount") shall be applied in the following manner:-

         (i) if the Seller shall, prior to the date on which the Excess Amount is ascertained, have made any payment or payments in respect of the Warranties then the Purchaser shall forthwith repay to the Seller a sum equal to such part of the Excess Amount as does not exceed the aggregate of such prior payments by the Seller as shall not have been previously refunded pursuant to this sub-clause; and

         (ii) where sub-paragraph (B) (i) above does not apply or where such sub- paragraph does apply but there remains a balance of the Excess Amount after the application of that sub-paragraph, then the Excess Amount or the balance remaining, as the case may be, shall be applied in reducing any liability of the Seller that may subsequently arise under the Warranties.

(C) If any assets of any member of the Group which are represented in the Accounts and are therein ascribed a valuation are disposed of for a consideration which exceeds the said ascribed value in the Accounts, then the amount by which such consideration exceeds the said ascribed valuation shall forthwith be applied towards repaying to the Seller any amounts which the Seller shall have previously paid in respect of any claims under the Warranties and, if any balance remains thereafter, in reducing any liability of the Seller that may subsequently arise under the Warranties.

(D) If any liabilities of any member of the Group which are represented in the Accounts and are therein ascribed a valuation are settled or satisfied for a consideration which is below the amount of the said valuation ascribed to them in the Accounts, then the amount by which such valuation exceeds the consideration given for the satisfaction of the said liabilities shall forthwith be applied towards repaying to the Seller any amounts which the Seller shall have previously paid in respect of any claims under the Warranties and, if any balance remains thereafter, in reducing any liability of the Seller that may subsequently arise under the Warranties.

8.       Retrospective legislation

No liability shall arise in respect of any breach of any of the Warranties to the extent that liability for such breach occurs or is increased directly or indirectly as a result of any legislation not in force on or prior to the date of this Agreement or as a result of the withdrawal of any extra-statutory concession or other agreement or arrangement currently granted by or made with any governmental authority or as a result of any change after the date of this Agreement of any generally accepted interpretation or application of any legislation. This paragraph shall not apply to the Tax Warranties.

9.       Purchaser's knowledge

Without prejudice to paragraph 12, the Seller shall not be liable under the Warranties in relation to any matter forming the basis of the claim of which the Purchaser was aware on or before the date of this Agreement. For this purpose, the Purchaser shall be deemed to have knowledge of those matters which could fairly be deduced from the contents of any of the Data Room, the Disclosure Letter, any due diligence report (in draft or final form) prepared by or for the Purchaser which in any such case have been delivered to the Purchaser on or prior to the date of this Agreement and of those matters which could have been deduced had further reasonable enquiry been made in relation to the matters set out in any of such documents.

10.      Information Memorandum, Data Room and independent advice of Purchaser

Without prejudice to the Assurances expressly set out in this Agreement, the Purchaser acknowledges and agrees with the Seller (on behalf of itself and each other member of the Seller's Group and on behalf of their respective officers, employees and advisers) that:

(A) the discussions with them regarding the purchase of the Shares and the provision of information relating to the Group (including, without prejudice to the generality of the foregoing, the Information Memorandum and the information in the Data Room) was made by the Seller and accepted by the Purchaser and this Agreement is entered into, on the basis and condition that no member of the Seller's Group or any of their respective officers, employees and advisers has made or makes any representation or warranty as to the accuracy or completeness of such information, or accepts any duty of care in relation to the Purchaser or any member of the Purchaser's Group or any provider of finance to any such person in respect of the provision of any such information and that none of such persons shall be under any liability to any such person in the event that, for whatever reason, any such information is or becomes inaccurate, incomplete or misleading in any particular and that, in the absence of fraud, the Purchaser agrees and undertakes that it shall have no rights or remedies in relation to any of the foregoing save as otherwise expressly set out in this Agreement; and

(B) the Purchaser has had independent legal, financial and technical advice relating to the purchase of the Shares and to the terms of this Agreement and the documents to be executed pursuant to it.

11.      Disclosure

The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if fairly disclosed in the Disclosure Letter or in the Data Room or in any document referred to in the Disclosure Letter or delivered or deemed to be delivered with it.

12.      Claim to be Reduction of Purchase Price

Any payment made by the Seller or any other person in respect of any claim under the Warranties shall be deemed to be a reduction of the Purchase Price.

13.      Taxation

In calculating the liability of the Seller for any breach of the Warranties there shall be taken into account the amount by which any Taxation for which the Purchaser, any member of the Purchaser's Group and the Group is now or in the future accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to the liability.

                                   SCHEDULE 5

                                     Part I

                              Penhaligon's Limited


1.    Registered number                   :        2110619

2.    Date of incorporation               :        13 March 1987

3.    Place of incorporation              :        England

4.    Address of registered office        :        41 Wellington Street, Covent Garden
                                                   London  WC2E 7BN

5.    Authorised share capital            :        'L'17,000,000 dividend into
                                                    17,000,000 shares of'L'1 each

6.    Issued share capital                :        'L'16,377,485

7.    Directors:

      Full Name                   Usual residential address           Nationality
      ---------                   -------------------------           -----------
      Michelle Elizabeth Stewart  [Home Address]                      British

      Jocelyn Moira Boughton      [Home Address]                      British

      Rosemary Kemp               [Home Address]                      British

      Stanley Parker Silverstein  [Home Address]                      American


8.    Secretary:

      Full Name                   Usual residential address
      ---------                   ------------------------
      Rosemary Kemp               [Home Address]

9.    Accounting reference date           :        1st January

10.   Auditors                            :        Deloitte & Touche

11.   Tax residence                       :        United Kingdom


                                SCHEDULE 5

                                  Part II

                       Penhaligon's Pacific Limited

1.    Registered number                   :        618748

2.    Date of incorporation               :        30 July 1997

3.    Place of incorporation              :        Hong Kong

4.    Address of registered office        :        10th Floor, One Harbour Front
                                                   18 Tak Fung Street
                                                   Hunghom, Kowloon

5.    Authorised share capital            :        HK$10,000 divided into 10,000
                                                   shares of HK$1.00 each

6.    Issued share capital                :        HK$100.00

7.    Directors:                          :

      Full Name                   Usual residential address           Nationality
      ---------                   -------------------------           -----------
      Stanley Parker Silverstein  [Home Address]                      American

      Philip Chan                 [Home Address]                      Chinese

8.    Secretary:

      Full Name                   Usual residential address
      ---------                   -------------------------
      Snap Services (H.K.)        [Home Address]
      Limited

9.    Accounting reference date           :        1st January

10.   Auditors                            :        Deloitte Touche Tohmatsu

11.   Tax residence                       :        Hong Kong


                                SCHEDULE 6

                                  Part I

              Penhaligon's and Jeavons Investment Co Limited

1.    Registered number                   :        3333043

2.    Date of incorporation               :        13 March 1997

3.    Place of incorporation              :        England

4.    Address of registered office        :        Crusador Estate, 167 Hermitage
                                                   Road London N4 1LZ

5.    Authorised share capital            :        'L'100 divided into 100 shares of'L'1
                                                   each

6.    Issued share capital                :        'L'100

7.    Directors:                          :

      Full Name                   Usual residential address           Nationality
      ---------                   -------------------------           -----------
      Jocelyn Moira Boughton      [Home Address]                      British

      Michelle Elizabeth Stewart  [Home Address]                      British

8.    Secretary:

      Full Name                   Usual residential address
      ---------                   -------------------------
      Rosemary Kemp               [Home Address]

9.    Accounting reference date           :        31st March

10.   Auditors                            :        Deloitte & Touche

11.   Tax residence                       :        United Kingdom


                                SCHEDULE 6

                                  Part II

                               Mulmkion B.V.

1.    Registered number                           :        33.29.52.58 (Register of the Chamber of Commerce of Amsterdam)

2.    Date of incorporation                       :        16 April 1985

3.    Place of incorporation                      :        Amsterdam

4.    Address of registered office                :        J. Geesinkweg 601
                                                           P.O. Box 71003
                                                           1008 BA Amsterdam
                                                           The Netherlands

5.    Authorised share capital                    :        200,000 DGL of 1 Dutch Guilder each

6.    Issued share capital                        :        40,000 DGL

7.    Directors:                                  :

      Full Name                   Usual residential address           Nationality
      ---------                   -------------------------           -----------
      Stanley Parker Silverstein  [Home Address]                      American

      Rosemary Kemp               [Home Address]                      British

      Linda Joy Wachner           [Home Address]                      American

8.    Secretary:

      None - institute unknown in The Netherlands


9.    Accounting reference date                   :        31 December

10.   Auditors                                    :        Arenthals Grant Thornton

11.   Tax residence                               :        Amsterdam


                                SCHEDULE 6

                                 Part III

                                LMK Limited

1.    Registered number                           :        67962

2.    Date of incorporation                       :        26 March 1997

3.    Place of incorporation                      :        Jersey

4.    Address of registered office                :        Sir Walter Raleigh House
                                                           48/50 Esplanade
                                                           St. Helier, Jersey  JE1 4HH
                                                           Channel Islands

5.    Authorised share capital                    :        'L'10,000 divided into 10,000
                                                           shares of 'L'1 each

6.    Issued share capital                        :        'L'100

7.    Directors:

      Full Name                            Usual residential address              Nationality
      ---------                            -------------------------              -----------
      James Samuel Colclough              [Home Address]                         British

      Richard Ernest                      [Home Address]                         British
      Giles Ireson

      Edward James Noel                   [Home Address]                         British

      Ian Christopher Crosby              [Home Address]                         South Africa

      Laurence Leslie Hart                [Home Address]                         British


8.    Secretary:

      Full Name                            Usual residential address
      ---------                            -------------------------
      Clarendon Secretaries Limited        [Home Address]

9.    Accounting reference date                   :        31st March

10.   Auditors                                    :        Le Sueur, Ireson & Co

11.   Tax residence                               :        Jersey


                                   SCHEDULE 7

                                 The Properties


(1)                          (2)                        (3)                        (4)
Property                     Tenure                     Tenant                     Landlord

Shop G9                      Leasehold                  Warnaco (HK) Limited       HKL (Prince's Building)
Princes Building                                                                   Limited
Hong Kong

Basement and ground floor    Leasehold                  Penhaligon's Limited       Burford Acquisitions
41 Wellington Street                                                               Limited
London

110A New Bond Street (20A    Leasehold                  Penhaligon's Limited       Maruito UK Limited
Brook Street)
London W1

Units 16/17 Burlington       Leasehold                  Penhaligon's Limited       The Prudential Assurance
Arcade                                                                             Company Limited
London W1

Unit 8                       Leasehold                  Penhaligon's Limited       Rolls-Royce Pension
The Royal Exchange                                                                 Trust Limited

22 Eastgate Row South        Leasehold                  Penhaligon's Limited       The Scottish Provident
Chester                                                                            Institution

23 Princes Square            Leasehold                  Penhaligon's Limited       Clerical Medical
Glasgow                                                                            Investment Group Limited
                                                                                   and Britel Fund Trustees
                                                                                   Limited




(1)                          (2)                        (3)                        (4)
Property                     Tenure                     Tenant                     Landlord

Unit 11                      Leasehold                  Penhaligon's Limited       Clerical Medical
Princes Square                                                                     Investment Group Limited
Glasgow                                                                            and Britel Fund Trustees
                                                                                   Limited

33 George Street             Leasehold                  Penhaligon's Limited       Charles Gordon
Edinburgh                                                                          Sivewright and Mrs
                                                                                   Marlene Agnes Sivewright

Unit 6B                      Leasehold                  Penhaligon's Limited       Bicester Nominees
Bicester Village Bicester                                                          Limited and Bicester II
                                                                                   Nominees Limited

Ground Floor Shop            Leasehold                  Penhaligon's Limited       Mohammad Ali Nafissi
18 Beauchamp Place
London SW3

Unit 61                      Leasehold                  Penhaligon's Limited       AXA Equity & Law Life
Windsor Royal Station                                                              Assurance Society Plc
Windsor

Unit 13                      Leasehold                  Penhaligon's Limited       Second Industrial
Crusader Industrial Estate                                                         Partnership
Hermitage Road
London N4

12 Northumberland Place      Leasehold                  Penhaligon's Limited       Courts Nominees Limited
Bath

870 Madison Avenue           Leasehold                  Warnaco Inc.               Lawrence Friedland and
New York                                                                           Melvin Friedland


                                   SCHEDULE 8

                     Pro Forma Net Working Capital Statement


                                                                                        'L''000

Current Assets
Raw materials and consumables                                                            [ ]
Finished goods and goods for resale                                                      [ ]
less: stock provision                                                                    [ ]

Debtors
Trade debtors                                                                            [ ]
Amounts owed by parent and subsidiary undertakings                                       [ ]
Other debtors                                                                            [ ]
Prepayments and accrued income                                                           [ ]

Less: creditors (amounts falling due within one year)
Trade creditors                                                                          [ ]
Taxes and social security costs                                                          [ ]
Other creditors                                                                          [ ]
Accruals and deferred income                                                             [ ]

Less: provisions for liabilities and charges
Balance at completion                                                                    [ ]

Working Capital


                                   SCHEDULE 9

                        Registered Intellectual Property

IN WITNESS whereof the parties have entered into this Agreement the day and year first before written.


Signed by                  )
for and on behalf of       )         /s/ Stanley Silverstein
                                     -----------------------

Mullion International      )
Limited                    )


Signed by                  )
for and on behalf of       )         /s/ Jason Hurwitz
                                     -----------------

Royal Holdings, Inc.       )